UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 26, 2012
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 26, 2012, TOR Minerals International, Inc. (the "Company") announced its financial results for the first quarter ended March 31, 2012.  Highlights for the first quarter of 2012 as compared to the first quarter of 2011 included:

  1Q12 revenue increased 34% to $12.8 million
  1Q12 diluted net income increased 103% to $1.4 million
  1Q12 diluted EPS: $0.41 versus 1Q11 diluted EPS: $0.22
Revenue by Product Group (in 000's)	1Q12	1Q11	% Change
TiO2 Pigments	$6,135	$4,454	38%
Specialty Aluminas	5,046	4,142	22%
Other	1,627	989	65%
Total	$12,808	$9,585	34%

Net sales increased 34 percent during the first quarter of 2012 due to increases in all three of the Company's primary product categories. Sales of titanium dioxide (TiO2) pigments, which include HITOX®, TIOPREM® and synthetic rutile products, increased 38 percent to $6.1 million, as increased sales volume in North America and higher prices more than offset decreased sales volumes in Asia.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, increased 22 percent during the first quarter of 2012.  In addition to increased volumes, specialty alumina sales benefited from a mix shift, which positively affected average selling prices.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "We achieved record quarterly revenue again during the first quarter, marking our third quarter of record performance in the past four quarters. Overall, we continued to experience strong growth in sales volumes, as new customers are realizing the value-added characteristics of our niche specialty mineral products and are transitioning from sample to production order quantities. In addition, higher average selling prices in all of our product lines are contributing to our revenue growth."

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Margin Table	1Q12	1Q11	Change
Gross Margin	24.9%	21.8%	+ 310 basis points
Operating Margin	14.7%	9.0%	+ 570 basis points
Net Margin	10.9%	7.0%	+ 390 basis points

During the first quarter of 2012, favorable trends in pricing, product mix and sales volumes more than offset increased raw material and energy costs. As a result, gross margin improved 310 basis points year over year to 24.9 percent of sales.  Operating income increased to $1.9 million, or 14.7 percent of sales, compared to operating income of $0.9 million, or 9.0 percent of sales, reported during the same period a year ago.

"We saw the favorable effects of increased pricing in our TiO2 pigment business during the first quarter and posted the highest quarterly operating margin in our history," said Dr. Karasch.  "In addition, we continued to demonstrate the earnings leverage in our business model and posted significant improvement in our profitability.

"We are off to a strong start for 2012, and if current trends continue, we are well positioned to exceed our targeted growth rates of 15 to 20 percent and post another record year.  Already, we have customer demand to fill half of our expanded alumina plant capacity and based on our current assessment of market demand for TiO2 pigments, we expect favorable pricing and volume trends to continue in our TiO2 pigment business. With strong market demand, we also foresee good opportunities for the future sale of available synthetic rutile to third parties," concluded Dr. Karasch.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated April 26, 2012, announcing the Company's first quarter 2012 financial results
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: April 27, 2012	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 26, 2012, announcing the Company's first quarter 2012 financial results
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